Exhibit 10.52

[Company letterhead]

__________, 2017

_______________
_______________
_______________

Re: Stay Bonus Opportunity

Dear __________:

I am pleased to inform you that the board of directors of Sphere 3D Corp. (the “Company”) has approved an opportunity for you to receive a cash bonus in connection with a sale of the Company on the terms set forth in this letter (the “Stay Bonus”). This Stay Bonus opportunity is in addition to any severance or other bonus opportunity you may be entitled to receive under your existing employment or retention agreements with the Company, or award agreements under any change in control plan or similar plan, in effect on the date hereof or entered into concurrently herewith, as the same may be amended from time to time (collectively, the “Other Payments”). Capitalized terms have the meanings given in Exhibit A to this letter if not otherwise defined herein.

If a Change in Control Event occurs and provided that you satisfy the requirement to provide a Release to the Company in accordance with the following paragraph, you will be eligible to receive a Stay Bonus in the amount of [$_______], subject to the terms and conditions set forth in this letter agreement. Provided that you remain employed with the Company or any of its subsidiaries as of immediately prior to the Change in Control Event (the “Closing”), you will be entitled to receive a cash payment equal to fifty percent (50%) of the Stay Bonus amount. In addition, provided that you remain employed with the Company or any of its subsidiaries through the date that is three (3) months after the date of the Closing (the “Retention Date”), you will be entitled to receive a cash payment equal to the remaining fifty percent (50%) of the Stay Bonus amount. Notwithstanding the foregoing, in the event that your employment with the Company is terminated either by the Company without Cause or by you for Good Reason at any time after the date hereof and prior to the time the full amount of the Stay Bonus has been paid to you (whether or not a Change in Control Event has occurred as of the date of such termination) and provided that you satisfy the requirement to provide a Release to the Company in accordance with the following paragraph, you will be entitled to receive payment of any portion of the Stay Bonus amount that has not previously been paid to you. If you become entitled to receive any payment of the Stay Bonus hereunder, such payment will be made as soon as practicable after (and in all events within sixty (60) days after) the date of the Closing or the Retention Date, as applicable (or, if payment of the Stay Bonus is triggered by your termination of employment, the date of such termination), provided that if the period for you to consider and not revoke the Release spans two calendar years, such payment will be made in the second of such two years.

Your right to receive any payment of the Stay Bonus pursuant to the preceding paragraph is conditioned on both (i) you signing and delivering a Release to the Company within twenty-one (21) days (or such longer period of time as is required to make the release maximally enforceable under applicable law) after the date on which the Company provides the Release to you (and you not revoking such Release within any revocation period provided by applicable law), and (ii) your continued compliance with your obligations to the Company under the Confidentiality and Intellectual Property Agreement dated [______________]. The Company will provide the form of release to you within seven (7) days after your termination date.

Any Stay Bonus payable hereunder shall be subject to all applicable withholdings and other authorized deductions. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise, including a Change in Control Event) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any such successor to the Company and will inure to the benefit of and be enforceable by your successors. Nothing contained in this letter constitutes an employment or service commitment by the Company (or any of its affiliates or successors) or affects your status as an employee at will who is subject to termination without cause at any time (subject to the provisions hereof). This letter contains all of the terms and conditions of your Stay Bonus opportunity and supersedes all prior understandings and agreements, written or oral, between you and the Company with respect to a bonus opportunity in connection with a Change in Control Event or similar event (provided that, as noted above, this Stay Bonus opportunity is in addition to any Other Payments). This letter may be amended only by a written agreement, signed by an authorized officer of the Company, that expressly refers to this letter. The validity, interpretation, construction and performance of this letter shall be governed by the laws of the State of California without regard to the conflicts of laws principles thereof.

If this letter accurately reflects our understanding regarding these matters, please indicate your acceptance by signing this letter below and returning it to me. A duplicate copy of this letter is included for your records.

Sphere 3D Corp.

By:
Print Name:
Title:
Acknowledged and Agreed:

[Name]

Date:

EXHIBIT A

For purposes of this Agreement, the following definitions will apply:

•
“Cause” has the meaning given to such term in any employment agreement between you and the Company or any of its subsidiaries as in effect on the date of termination of your employment or, if there is no such agreement (or such agreement does not include a definition of such term), shall mean: (a) acts or omissions constituting reckless or willful misconduct on your part with respect to your obligations or otherwise relating to the business of the Company or any of its subsidiaries that causes material harm to the Company or such subsidiary or to the reputation of the Company or such subsidiary; (b) your material breach of any agreement between you and the Company or one of its subsidiaries, which breach you fail to cure within thirty (30) days after receiving written notice from the Company’s Board of Directors (the “Board”) that specifies the specific conduct giving rise to the alleged breach; (c) your conviction or entry of a plea of nolo contendere for fraud, theft or embezzlement, or any felony or crime of moral turpitude; or (d) your willful neglect of duties as reasonably determined by the Board, which you fail to cure within thirty (30) days after receiving written notice from the Board that specifies the specific duties that you have failed to perform.

•	“Change in Control Event” means the occurrence of any of the following:

(a)
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (such individual, entity or group, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either (1) the then-outstanding common shares of the Company (the “Outstanding Company Common Shares”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (a), any acquisition by any entity pursuant to a transaction that complies with all of clauses (b)(1), (2) and (3) below shall not constitute a Change in Control Event;

(b)
Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of assets of the Company that account for more than fifty percent (50%) of the Company’s revenue for the immediately preceding four (4) full fiscal quarters as reflected in the Company’s financial statements, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding common shares and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or assets of the Company that account for more than fifty percent (50%) of the Company’s revenue for the immediately preceding four (4) fiscal quarters as reflected in the Company’s financial statements, either directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of fifty percent (50%) existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(c)
Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change in Control Event under clause (b) above.

•
“Good Reason” has the meaning given to such term in any employment agreement between you and the Company or any of its subsidiaries as in effect on the date of termination of your employment or, if there is no such agreement (or such agreement does not include a definition of such term), shall mean the occurrence (without your consent) of any one or more of the following conditions: (a) a reduction in your rate of base salary or your target annual bonus opportunity by more than ten percent (10%) from the level in effect on the date hereof; (b) a material reduction in your authorities, duties or responsibilities from the level in effect on the date hereof; (c) a change in the geographic location of your principal office with the Company (or any subsidiary or affiliate thereof or successor thereto) by more than fifty (50) miles from the location as of the date hereof; or (d) any action or inaction by the Company (or any subsidiary or affiliate thereof or successor thereto) that constitutes a material breach of the provisions of any written agreement between you and the Company or one of its subsidiaries; provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless (x) you provide written notice to the Company of the condition claimed to constitute Good Reason within thirty (30) days of the initial existence of such condition(s), (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof, and (z) your employment with the Company terminates within ninety (90) days following the initial existence of the condition claimed to constitute Good Reason.

•
“Release” means the form of release agreement attached to any employment agreement between you and the Company or any of its subsidiaries as in effect on the date of termination of your employment or, if there is no such agreement (or such agreement does not include a form of release agreement), shall mean a release of claims in a form acceptable to the Company.